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                                                                   EXHIBIT 10.57
                                 LOAN AGREEMENT

     This LOAN AGREEMENT, dated as of March 29, 2000 (the "Loan Agreement"), is made and entered into by and between Halsey Drug Co., Inc., a New York corporation ("Borrower"), and Watson Pharmaceuticals, Inc., a Nevada corporation ("Lender"). Capitalized terms used herein shall have the meanings given them in Section 12.1 below.

                                    RECITALS

     WHEREAS, concurrently herewith, the Lender and the Borrower are entering into, among other agreements, that certain Product Purchase Agreement (the "Purchase Agreement"), pursuant to which Lender will purchase from Borrower its [___________________] product (the "Product") and related assets; those certain Supply Agreements (the "Supply Agreements"), pursuant to which Borrower will supply Lender with the finished Product and the active pharmaceutical ingredient for the Product, respectively; and that Right of First Negotiation Agreement (the "Negotiation Agreement"), pursuant to which Lender have a right to negotiate supply agreements with Borrower for other pharmaceutical compounds or finished goods with respect to which Borrower has or may acquire manufacturing rights;

     WHEREAS, in order to develop its business and perform its obligations under the Product Agreements, Borrower will require additional access to credit;

     WHEREAS, it is therefore a condition to the execution of the Purchase Agreement and the Supply Agreements that Lender loan to Borrower the principal amount of Seventeen Million Five Hundred Thousand Dollars ($17,500,000) on the terms and conditions set forth herein;

     WHEREAS, pursuant to that certain Debenture and Warrant Purchase Agreement, dated as of March 10, 1998 (the "1998 Debenture Agreement"), executed by Borrower in favor of the Purchasers named therein, Borrower issued its 5% Convertible Senior Secured Debentures Due March 15, 2003 (such debentures, the "Galen Debentures");

     WHEREAS, pursuant to that certain Debenture and Warrant Purchase Agreement, dated May 26, 1999 (the "1999 Debenture Agreement"), executed by Borrower in favor of the Purchasers named therein, Borrower issued its 5% Convertible Senior Secured Debentures Due March 15, 2003 (such debentures, the "Oracle Debentures," and collectively with the Galen Debentures, the "Existing Debentures"). The holders of the Galen Debentures and the Oracle Debentures as of a given date are sometimes referred to herein as the "Existing Holders."

     WHEREAS, to induce Lender to make the Loan, (i) Borrower will grant to Lender a first priority perfected security interest in its assets; (ii) the Borrower's subsidiaries will execute guaranties in favor of Lender, guaranteeing the Borrower's obligations hereunder, and security agreements in support of such guaranties, naming Lender a secured party; and (iii) Houba, Inc., a wholly-owned subsidiary of the Borrower, shall execute a mortgage on certain real property in Culver, Indiana in favor of Lender; and

     WHEREAS, as further inducement for the Lender to make the Loan, Lender, the holders of the Galen Debentures, the holders of the Oracle Debentures, Borrower and certain of the Guarantors will enter into that certain Subordination Agreement, dated as of even date herewith and substantially in the form attached hereto as Exhibit A (the "Subordination Agreement"), pursuant to which the

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parties thereto shall agree that Lender shall be entitled to satisfaction in full of Borrower's obligations under this Loan Agreement prior to the satisfaction of Borrower's obligations under the Existing Debentures (exclusive of interest payment obligations, subject to the terms of the Subordination Agreement);

     NOW, THEREFORE, in consideration of the foregoing recitals and the covenants herein contained, the parties hereto agree as follows.

                                   AGREEMENT

1.   AMOUNT AND TERMS OF LOAN.

     1.1 Term Loan. Subject to the terms herein, Lender agrees to loan to Borrower the principal amount of Seventeen Million Five Hundred Thousand Dollars ($17,500,000) (the "Loan"). Only one such Loan shall be made hereunder, notwithstanding any prepayment of the Loan by Borrower, and sums repaid hereunder may not be re-borrowed.

     1.2 Promissory Note. Borrower's obligation to pay the principal of, and interest on, the Loan shall be evidenced by a secured promissory note in the form attached hereto as Exhibit B (the "Note"), duly executed and delivered by Borrower.

2.   SECURITY FOR THE LOAN; GUARANTIES.

     2.1 Collateral. All of the obligations of Borrower under this Loan Agreement shall be secured by (a) a first priority lien on all the personal property and assets of Borrower, now existing or hereinafter acquired, granted to the Lender pursuant to a security agreement substantially in the form attached hereto as Exhibit C (the "Watson Security Agreement"), which, except for Permitted Liens, shall be a first priority lien and senior in priority to the liens in favor of the Existing Holders, (b) collateral assignments substantially in the form attached hereto as Exhibit D (the "Watson Collateral Assignments"), executed by the Borrower in favor of the Lender; and (c) a stock pledge agreement substantially in the form attached hereto as Exhibit E (the "Watson Stock Pledge Agreement"), executed by Borrower in favor of Lender, pledging all of the capital stock of the Guarantors to the Lender in support of the Obligations.

     2.2 Guaranties. All of the Obligations of Borrower shall be guaranteed pursuant to a guaranty substantially in the form attached hereto as Exhibit F (the "Watson Guaranty"), executed by the Guarantors in favor of the Lender.

     2.3 Guarantor Security Documents. All of the obligations of the Guarantors under the Guaranties shall be secured by (a) a lien on all of the personal property and assets of the respective Guarantors, now existing or hereinafter acquired, granted to the Lender pursuant to a security agreement substantially in the form attached hereto as Exhibit G (the "Watson Guarantors Security Agreement"), which, except for Permitted Liens, shall be first liens and senior in priority to the Guarantors' liens in favor of the Existing Holders; (b) collateral assignments substantially in the form attached hereto as Exhibit H (the "Watson Guarantors Collateral Assignments"), executed by the Guarantors in favor of the Lender; and (c) a first mortgage covering Houba's Culver, Indiana real property (the "Watson Mortgage").

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The Watson Security Agreement, the Watson Collateral Assignment, the Watson
Stock Pledge Agreement, the Watson Guaranty, the Watson Guarantors Security Agreement, the Watson Guarantor Collateral Assignments and the Watson Mortgage are sometimes referred to collectively herein as the "Watson Security Documents." The Loan Agreement, the Note, the Watson Security Documents and the Subordination Agreement are sometimes referred to collectively herein as the "Loan Documents."

3. CLOSING. The closing of this Loan Agreement (the "Closing") will take place at the offices of Stradling Yocca Carlson & Rauth at 660 Newport Center Drive, Suite 1600, Newport Beach, California 92660, simultaneously with the execution of this Loan Agreement, or such other place, time and date as shall be mutually agreed to by Lender and Borrower. Such time and date is herein called the "Closing Date."

4. CONDITIONS PRECEDENT. The obligation of Lender to make the Loan is subject to the satisfaction of the following conditions.

     4.1 Execution of Note. Borrower shall have executed and delivered to Lender the Note.

     4.2 Execution of Subordination Agreement. Borrower shall have executed and delivered to Lender, and shall have caused the other parties thereto (except Lender) to have executed and delivered, the Subordination Agreement.

     4.3 Execution of Related Agreements. Borrower shall have executed and delivered to Lender the Purchase Agreement, the Supply Agreements and the Negotiation Agreement.

     4.4 Amended Brooklyn Facility Lease. Borrower shall have executed and delivered, and shall have caused the lessor under the Brooklyn Facility Lease to have executed and delivered, an amendment to the Brooklyn Facility Lease in form and substance reasonably acceptable to the Lender.

     4.5 No Default; Representations and Warranties. At the time of making the Loan and also after giving effect thereto: (a) there shall have occurred no Event of Default (as defined in Section 8.1 below), and (b) all representations and warranties contained in the Loan Documents shall be true and correct in all material respects.

     4.6 Corporate Documents; Proceedings. All corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated in the Loan Documents shall be satisfactory in form and substance to Lender, and Lender shall have received all information and copies of all documents and papers, including records of corporate proceedings and governmental approvals, if any, which Lender reasonably may have requested in connection therewith, such documents and papers to be certified where appropriate by proper corporate or governmental authorities.

     4.7 Watson Security Documents. Borrower shall have duly authorized, executed and delivered, and/or shall have caused the Agent, the holders of the Oracle Debentures and the Guarantors, as applicable, to have duly authorized, executed and delivered, the Watson Security Documents, together with:

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          (a)  copies of duly authorized, executed and proper UCC-1 Financing
Statements, in a form suitable for filing under the UCC of each jurisdiction as may be necessary or, in the reasonable opinion of Lender, desirable to perfect the security interests purported to be created by the Watson Security Documents (the "Financing Statements"), such Financing Statements to be filed, or to be caused to be filed, as soon as practicable, but in no event later than ten Business Days, following the Closing;

          (b) certified copies of UCC-11 Requests for Information or equivalent reports, listing all other effective financing statements that name Borrower as debtor and that are filed in the jurisdictions referred to in clause (a) above, together with copies of such other financing statements (none of which shall cover the Collateral except those issued in connection with the Existing Debentures or to the extent evidencing Permitted Liens);

          (c) copies of such other duly authorized, executed and proper recordings and filings, including filings in the U.S. Patent and Trademark Office, as may be necessary or, in the opinion of Lender, desirable to perfect the security interests purported to be created by the Watson Security Documents;

          (d) copies of such duly authorized, executed and proper recordings and filings as may be necessary or, in the opinion of Lender, desirable to evidence the Watson Mortgage in the applicable state, county and local recorders office;

          (e)  [intentionally omitted]; and

          (f) evidence that all other actions necessary or, in the opinion of Lender, desirable to perfect and protect the security interests purported to be created by the Watson Security Documents have been or will be taken.

     4.8 Consents. Borrower shall have obtained all necessary consents or waivers, if any, from all parties to any other material agreements to which Borrower is a party or by which it is bound immediately prior to the Closing in order that the transactions contemplated hereby may be consummated and the business of Borrower may be conducted by Borrower after the Closing without adversely affecting Borrower, including, without limitation, (a) the consent of the Agent and the holders of the Oracle Debentures to the execution of the Loan Documents and the transactions contemplated thereby; and (b) the consents of the holders of the Existing Debentures required pursuant to Section 6.2 with respect to non-cash interest payments.

     4.9  Other Deliveries.  Borrower shall have delivered to Lender:

          (a) a copy of the Certificate of Incorporation of Borrower and each Guarantor and all amendments thereto, certified by the Secretary of State for the jurisdiction of incorporation of each;

          (b) a copy of the By-Laws of Borrower and each Guarantor as amended to date, certified as being true and complete by a principal officer of Borrower;

          (c) a Certificate of Good Standing and Tax Status from the state of incorporation of Borrower and each Guarantor and from every state in which any of them is qualified to do business; and

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          (d)  true and complete copies of the mortgages and all material transaction documents (including, without limitation, the disclosure schedules thereto) pertaining to the issuance of the Galen Debentures and the Oracle Debentures, certified as such by a principal officer of Borrower.

     4.10 Due Diligence Investigation. No fact shall have been discovered which in Lender's sole determination would make the consummation of the transactions contemplated by this Loan Agreement not in Lender's best interests.

     4.11 Opinion of Counsel. Lender shall have received the opinion of St. John & Wayne, L.L.C., counsel to Borrower, dated the Closing Date, substantially in the form of Exhibit I attached hereto.

5. REPRESENTATIONS AND WARRANTIES OF BORROWER. The Borrower represents and warrants as follows:

     5.1 Organization and Existence, etc. Except as set forth in Section 5.1 of the Schedule of Exceptions attached hereto (the "Schedule of Exceptions"), or in the Borrower's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended, or the Borrower's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (collectively, the "Selected Reports"), (a) the Borrower is a corporation duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to carry on its business as now conducted and proposed to be conducted; (b) the Borrower has all requisite corporate power and authority to enter into this Loan Agreement and to carry out and perform its obligations under the terms and conditions of this Loan Agreement. Except as set forth in Section 5.1 of the Schedule of Exceptions, the Borrower does not own or lease any property or engage in any activity in any jurisdiction which might require qualification to do business as a foreign corporation in such jurisdiction and where the failure to so qualify would have a material adverse effect on the financial condition of the Borrower and its Subsidiaries, taken as a whole, or subject the Borrower to a material liability. To the extent the Borrower has not qualified to do business in such jurisdictions, it will prepare and file such necessary applications or documents to be filed with the appropriate authorities in such jurisdictions to obtain such qualifications within 60 days. The Borrower has furnished the Lender with true, correct and complete copies of its Certificate of Incorporation, By-Laws and all amendments thereto to date.

     5.2 Subsidiaries and Affiliates. Section 5.2 of the Schedule of Exceptions sets forth the name, jurisdiction of incorporation and authorized and outstanding capitalization of each entity in which the Borrower owns securities having a majority of the voting power in the election of directors or persons serving equivalent functions (each, a "Subsidiary"). Except as set forth in Section 5.2 of the Schedule of Exceptions, the Borrower has, and upon the Closing will have, no Subsidiaries and does not, and upon the Closing will not, own of record or beneficially any capital stock or equity interest or investment in any corporation, association or business entity. Except as set forth in Section 5.2 of the Schedule of Exceptions or in the Selected Reports, each Subsidiary is a corporation duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as now conducted and proposed to be conducted. Except as set forth in Section 5.2 of the Schedule of Exceptions, no Subsidiary owns or leases any property or engages in any activity in any jurisdiction which might require such Subsidiary to qualify to do business as a foreign corporation in such jurisdiction and where the failure to so qualify would have a material adverse effect on the financial

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condition of the Borrower and its Subsidiaries, taken as a whole, or subject such Subsidiary to a material liability. To the extent any Subsidiary has not qualified to do business in such jurisdictions, it will prepare and file such necessary applications or documents to be filed with the appropriate authorities in such jurisdictions to obtain such qualifications within 60 days. None of Cenci Power Products, Inc., a Delaware corporation, H.R. Cenci Laboratories, Inc., a California corporation, Blue Cross Products, Inc., a New York corporation, and Indiana Fine Chemicals, Inc., a Delaware corporation, each wholly-owned Subsidiaries of Borrower (the "Immaterial Subsidiaries"), have any material assets or conduct any material business operation.

     5.3  Capitalization.

          (a) As of the date hereof, the Borrower's authorized capital stock consists of 80,000,000 shares of Common Stock, par value $.01 per share, of which 14,439,622 shares are outstanding and 47,888,808 of which are reserved for issuance for the purposes set forth in Section 5.3 of the Schedule of Exceptions, 31,889,792 of which have been reserved for issuance upon conversion of the Existing Debentures and 10,258,716 of which have been reserved for issuance upon exercise of the Warrants. As of the date hereof, the Borrower holds 439,603 shares of Common Stock in its treasury which shares may be reissued.

          (b) All the issued and outstanding shares of capital stock of the Borrower shall, as of the Closing, (i) have been duly authorized and validly issued, (ii) be fully paid and nonassessable and (iii) have been offered, issued, sold and delivered by the Borrower in compliance with applicable federal and state securities laws. Other than as set forth in Section 5.3 of the Schedule of Exceptions or the Selected Reports, there are no outstanding preemptive, conversion or other rights, options, warrants, calls, agreements or commitments granted or issued by or binding upon the Borrower, for the purchase or acquisition of any shares of its capital stock or securities convertible into or exercisable or exchangeable for capital stock.

     5.4 Authorization. All corporate action on the part of the Borrower and the directors and stockholders of the Borrower necessary for the authorization, execution, delivery and performance by the Borrower of this Loan Agreement and the transactions contemplated herein has been taken or will have been taken prior to the Closing.

     5.5 Binding Obligations; No Material Adverse Contracts, etc. The Loan Agreement is a valid and binding obligation of the Borrower enforceable in accordance with its terms. Except as set forth in Section 5.5 of the Schedule of Exceptions, the execution, delivery and performance by the Borrower of this Loan Agreement and compliance herewith will not result in any violation of and will not conflict with, or result in a breach of any of the terms of, or constitute a default under, any provision of state or federal law to which the Borrower is subject, the Certificate of Incorporation, as amended, or the By-Laws, as amended, of the Borrower, or any mortgage, indenture, agreement, instrument, judgment, decree, order, rule or regulation or other restriction to which the Borrower is a party or by which it is bound, or except for liens on the assets of the Borrower created in favor of the Lender, result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Borrower pursuant to any such term.

     5.6 Compliance with Instruments, etc. Except as set forth in Section 5.6 of the Schedule of Exceptions or the Selected Reports, neither the Borrower nor any Subsidiary is (a) in default past any grace, notice or cure period under any indenture, agreement or instrument to which it is a party or by which it is bound, (b) in violation of its Certificate of Incorporation, By-Laws or of any

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applicable law, (c) in default with respect to any order, writ, injunction or decree of any court, administrative agency or arbitrator, or (d) in default under any order, license, regulation or demand of any government agency, which default or violation would materially and adversely affect the business, properties or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.

     5.7 Litigation. Except as set forth in Section 5.7 of the Schedule of Exceptions or the Selected Reports, there is no action, suit or proceeding pending, or, to the knowledge of the Borrower, threatened, against the Borrower or any Subsidiary before any court, administrative agency or arbitrator or any action, suit or proceeding pending, or, to the knowledge of the Borrower, threatened, which challenges the validity of any action taken or to be taken pursuant to or in connection with this Loan Agreement.

     5.8  Financial Information; SEC Documents.

          (a) Borrower has furnished to Lender the consolidated financial statements of Borrower and its Subsidiaries, including consolidated balance sheets as of December 31, 1998 and 1997 and consolidated statements of operations, changes in cash flows and stockholders' equity, covering the three years ended December 31, 1998, all of which statements have been certified by Grant Thornton LLP, certified public accountants, and all of which statements are included or incorporated by reference in Borrower's Annual Report on Form 10-K for the year ended December 31, 1998 filed with the Commission under the Exchange Act. Such financial statements fairly present the condition of Borrower and its Subsidiaries as of the dates thereof and the results of the operations of Borrower and its Subsidiaries for such periods.

          (b) Borrower has also furnished to Lender the unaudited consolidated balance sheets of Borrower and its Subsidiaries as of December 31, 1999, and the related unaudited consolidated statements of operations, consolidated statements of cash flow and consolidated statements of stockholders' equity for the three months and twelve months ended December 31, 1999 and December 31, 1998. Such financial statements fairly present, in conformity with United States generally accepted accounting principles ("GAAP") applied on a basis consistent with the financial statements referred to in paragraph (a) of this section, the consolidated financial position of Borrower and its Subsidiaries as of such date and their consolidated results of operations for such periods (subject to normal year-end adjustments). Since December 31, 1999, Borrower has not had net losses (as calculated in conformity with GAAP applied on a basis consistent with the financial statements referred to in paragraph (a) of this section) of more than $5,000,000.

          (c) None of the documents filed by the Borrower with the Commission since June 30, 1998 contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not false or misleading in light of the circumstances in which they were made. There is no fact known to the Borrower which the Borrower has not disclosed to the Lender prior to or as of the date of this Loan Agreement which materially and adversely affects, or in the future is likely to materially and adversely affect, the business, properties, condition (financial or otherwise) or business prospects of the Borrower and its Subsidiaries, taken as a whole.

     5.9  Permits; Governmental and Other Approvals.

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          (a)  Other than as set forth in Section 5.9 of the Schedule of
Exceptions or the Selected Reports, each of the Borrower and its Subsidiaries possesses such franchises, licenses, permits and other authority as are necessary for the conduct of its business as now being conducted and proposed to be conducted (except where the failure to possess such franchises, licenses, permits or other authority would not materially and adversely affect the business, properties or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole) and the Borrower and its Subsidiaries are not in default under any of such franchises, licenses, permits or other authority. Other than as set forth in Section 5.9 of the Schedule of Exceptions or the Selected Reports, no approval, consent, authorization or other order of, and no designation, filing, registration, qualification or recording with, any governmental authority or any other person or entity is required in connection with the Borrower's valid execution, delivery and performance of this Loan Agreement or the consummation of any other transaction contemplated on the part of the Borrower hereby.

          (b) Without limiting the generality of the representations and warranties made in Section 5.9, the Borrower represents and warrants that (i) it and its Subsidiaries are in compliance in all material respects with all applicable provisions of the Federal Food, Drug, and Cosmetic Act (the "FDC Act"), (ii) its products and those of its Subsidiaries are not adulterated or misbranded and are in lawful distribution, and (iii) it and its Subsidiaries are in compliance with the following specific requirements: the Borrower and its Subsidiaries have registered all facilities with the United States Food and Drug Administration (the "FDA"); the Borrower and its Subsidiaries have listed all drug products with the FDA; each drug product marketed by the Borrower or any Subsidiary is the subject of an application approved by the FDA; all marketed drug products comply with any conditions of approval and the terms of the application submitted to the FDA; all drug products are manufactured in compliance with the FDA's good manufacturing practice regulations; all products are labeled and promoted in accordance with the terms of the marketing application and the provisions of the FDC Act; all adverse events that were required to be reported to the FDA have been reported to the FDA in a timely manner; each of the Borrower and its Subsidiaries is in compliance in all material respects with the terms of the consent agreement entered into by the Borrower with the United States Attorney for the Eastern District of New York on behalf of the FDA on June 29, 1993, as amended to date; to the Borrower's knowledge, neither the Borrower nor any Subsidiary is employing or utilizing the services of any individual who has been debarred under the FDC Act; all stability studies required to be performed for products distributed by the Borrower or a Subsidiary have been completed or are ongoing in accordance with the applicable FDA requirements; any products exported by the Borrower or a Subsidiary have been exported in compliance with the FDC Act; and each of the Borrower and its Subsidiaries is in compliance in all material respects with the provisions of the Federal Food, Drug, and Cosmetic Act, to the extent applicable.

          (c) Without limiting the generality of the representations and warranties made in Section 5.9(a), the Borrower also represents and warrants that it and its Subsidiaries are in compliance in all material respects with all applicable provisions of the Controlled Substances Act (the "CSA") and that the Borrower and its Subsidiaries are in compliance with the following specific requirements: the Borrower and its Subsidiaries are registered with the Drug Enforcement Administration (the "DEA") at each facility where controlled substances are exported, imported, manufactured or distributed; all controlled substances are stored and handled pursuant to DEA security requirements; all records and inventories of receipt and distributions of controlled substances are maintained in the manner and form as required by DEA regulations; all reports, including, but not limited to, ARCOS, manufacturing quotas, production quotas, and disposals, have been submitted to DEA in a timely manner; all adverse events, including thefts or significant losses of controlled substances, have been reported to DEA in a timely manner; to the Borrower's knowledge, neither the

Borrower nor any Subsidiary is employing any individual, with access to controlled substances, who has previously been convicted of a felony involving controlled substances; and any imports or exports of controlled substances have been conducted in compliance with the CSA and DEA regulations.

     5.10 Sales Representatives, Customers and Key Employees. Other than as set forth in Section 5.10 of the Schedule of Exceptions or the Selected Reports, to the knowledge of the Borrower, no independent sales representatives, customers or key employees or group of key employees of the Borrower or its Subsidiaries has any intention to terminate his, her or its relationship with the Borrower or such Subsidiary on or after the Closing or in the case of employees, leave, as of the Closing, the employ of the Borrower on and after the Closing. Other than as set forth in Section 5.10 of the Schedule of Exceptions or the Selected Reports or as contemplated by this Agreement, all personnel are employed on an "at will" basis and may be terminated upon notice of not more than 30 days.

     5.11 Copyrights, Trademarks and Patents.

          (a) Section 5.11 of the Schedule of Exceptions sets forth a list of all of the Borrower's and any Subsidiary's patents, patent applications, trademarks, copyrights, trademark registrations and applications therefor, patent, trademark or trade name licenses, contracts with employees or others relating in whole or in part to disclosure, assignment or patenting of any inventions, discoveries, improvements, processes, formulae or other know-how, and all patent, trademark or trade names or copyright licenses which are in force (referred to collectively as "Intellectual Property Rights"). The Intellectual Property Rights are, to the best of the Borrower's knowledge and belief, fully valid and are in full force and effect.

          (b) The Borrower or a Subsidiary owns outright all of the Intellectual Property Rights listed on Section 5.11 of the Schedule of Exceptions attached hereto and, except as set forth in Section 8.3(l), such Intellectual Property is free and clear of all liens and encumbrances and neither Borrower nor its Subsidiaries pay any royalty to anyone under or with respect to any of them.

          (c) Neither the Borrower nor any Subsidiary has licensed anyone to use any of such Intellectual Property Rights and has no knowledge of the infringing use by the Borrower or any Subsidiary of any intellectual property rights.

          (d)  The Borrower has no knowledge, nor has it received any notice
(i) of any conflict with the asserted rights of others with respect to any Intellectual Property Rights used in, or useful to, the operation of the business conducted by the Borrower and its Subsidiaries or with respect to any license under which the Borrower or a Subsidiary is licensor or licensee; or
(ii) that the Intellectual Property Rights infringe upon the rights of any third party.

     5.12 Inventory. All inventory of the Borrower consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been or will be written off or written down to net realizable value on the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 1999. The quantities of each type of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable and warranted in the present circumstances of the Borrower.

     5.13 No Discrimination. Neither the Borrower nor any Subsidiary in any manner or form discriminates, fosters discrimination or permits discrimination against any person belonging to any minority race or believing in any minority creed or religion.

     5.14 Environmental Matters.

          (a) Each of the Borrower and its Subsidiaries has obtained all environmental, health and safety permits necessary or required for the operation of its business (except where the failure to possess such franchises, licenses, permits or other authority would not materially and adversely affect the business, properties or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole), and all such permits are in full force and effect and each of the Borrower and its Subsidiaries is in compliance in all material respects with all terms and conditions of such permits.

          (b) Except as set forth in Section 5.14 of the Schedule of Exceptions or the Selected Reports, there is no proceeding pending or, to the best knowledge of the Borrower, threatened, which may result in the denial, rescission, termination, modification or suspension of any environmental or heath or safety permits necessary for the operation of the business of the Borrower and its Subsidiaries.

          (c) Except as set forth in Section 5.14 of the Schedule of Exceptions or the Selected Reports, during the occupancy by the Borrower or any Subsidiary of any real property leased by the Borrower or such Subsidiary, and to the best knowledge of the Borrower, no other person or entity, has caused or permitted materials to be generated, released, stored, treated, recycled, disposed of on, under or at such parcels, which materials, if known to be present, would require clean up, removal or other remedial or responsive action under any Environmental Law. To the best knowledge of the Borrower, there are no underground storage tanks and no polychlorinated biphenyls ("PCB's"), PCB contaminated oil or asbestos on any property leased by the Borrower or any Subsidiary.

          (d) Except as set forth in Section 5.14 of the Schedule of Exceptions or the Selected Reports, neither the Borrower nor any Subsidiary is subject to any judgment, decree, order or citation related to or arising out of Environmental Laws, or has received notice that it has been named or listed as a potentially responsible party by any person or governmental body or agency in any matter arising under Environmental Laws.

          (e) To the best of knowledge of the Borrower, each of the Borrower and its Subsidiaries has disposed of all waste in full compliance with all Environmental Laws.

     5.15 Taxes. Except as set forth in Section 5.15 of the Schedule of Exceptions or the Selected Reports, the Borrower and each of its Subsidiaries have filed all necessary income, franchise and other material tax returns, domestic and foreign and have paid all taxes shown as due thereunder, and the Borrower has no knowledge of any tax deficiency which might be assessed against the Borrower or any of the Subsidiaries which, if so assessed, would have a material adverse effect on the business, properties, assets, net worth, condition (financial or other), or results of operations of the Borrower and its Subsidiaries taken as a whole.

     5.16 Employee Benefit Plans and Similar Arrangements.

          (a) Section 5.16 of the Schedule of Exceptions lists all employee benefit plans and collective bargaining, labor and employment agreements or other similar arrangements in effect to which the Borrower, its Subsidiaries, and any of its ERISA Affiliates are a party or by which the Borrower, its Subsidiaries, and any of its ERISA Affiliates are bound, legally or otherwise, including, without limitation, any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement; any plan, agreement or arrangement providing for fringe benefits or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to employer-supplied automobiles, clubs, medical, dental, hospitalization, life insurance and other types of insurance, retiree medical, retiree life insurance and any other type of benefits for retired and terminated employees; any employment agreement; or any other "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended through the date of this Agreement ("ERISA")) (herein referred to individually as "Plan" and collectively as "Plans"). For purposes of this Agreement, "ERISA Affiliate" means (i) any corporation which at any time on or before the Closing Date is or was a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code as the Borrower, its Subsidiaries, or any ERISA Affiliate; (ii) any partnership, trade or business (whether or not incorporated) which at any time on or before the Closing Date is or was under common control (within meaning of Section 414(c) of the Code) with the Borrower, its Subsidiaries, or any ERISA Affiliate; and (iii) any entity which at any time on or before the Closing Date is or was a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, its Subsidiaries or any ERISA Affiliate, or any corporation described in clause (i) or any partnership, trade or business described in clause (ii) of this paragraph.

          (b) True and complete copies of the following documents with respect to any Plan of the Borrower, its Subsidiaries, and each ERISA Affiliate, as applicable, have been delivered to the Lender: (i) the most recent Plan document and trust agreement (including any amendments thereto and prior plan documents, if amended with the last two years), (ii) the last two Form 5500 filings and schedules thereto, (iii) the most recent IRS determination letter,
(iv) all summary plan descriptions, (v) a written description of each material non-written Plan, (vi) each written communication to employees intended to describe a Plan or any benefit provided by such Plan, (vii) the most recent actuarial report, and (viii) all correspondence with the IRS, the Department of Labor and the Pension Benefit Guaranty Corporation concerning any controversy. Each report described in clause (vii) accurately reflects the funding status of the Plan to which it relates and subsequent to the date of such report there has been no adverse change in the funding status or financial condition of such Plan.

          (c) Each Plan is and has been maintained in compliance in all material respects with applicable law, including but not limited to ERISA, and the Code and with any applicable collective bargaining agreements or other contractual obligations.

          (d) Except as shown on Section 5.16 of the Schedule of Exceptions, with respect to any Plan that is subject to Section 412 of the Code ("412 Plan"), there has been no failure to make any contribution or pay any amount due as required by Section 412 of the Code, Section 302 of ERISA or the terms of any such Plan, and no funding waiver has been requested or received from the IRS. The assets of the Borrower, its Subsidiaries, or and ERISA Affiliates are not now, nor will they after the passage of time be, subject to any lien imposed under Code Section 412(n) by reason of a failure of the Borrower, any Subsidiary, or any ERISA Affiliate to make timely installments or other payments required under Code Section 412.

          (e) Except as shown on Section 5.16 of the Schedule of Exceptions or in the Selected Reports, no Plan subject to Title IV of ERISA has any "Unfunded Pension Liability." For purpose of this Agreement, Unfunded Pension Liability means, as of any determination date, the amount, if any, by which the present value of all benefit liabilities (as that term is defined in Section 4001(a)(16) of ERISA) of a plan subject to Title IV of ERISA exceeds the fair market value of all assets of such plan, all determined using the actuarial assumptions that would be used by the PBGC in the event of a termination of the plan on such determination date.

          (f) Except as shown on Section 5.16 of the Schedule of Exceptions, to the best knowledge of the Borrower, its Subsidiaries, and ERISA Affiliates, there are no pending or threatened claims, actions or lawsuits, other than routine claims for benefits in the ordinary course, asserted or instituted against (i) any Plan or its assets, (ii) any ERISA Affiliate with respect to any 412 Plan, or (iii) any fiduciary with respect to any Plan for which the Borrower, its Subsidiaries, or any ERISA Affiliate may be directly or indirectly liable, through indemnification obligations or otherwise.

          (g) Neither the Borrower, any Subsidiary, nor any ERISA Affiliate has incurred and or reasonably expects to incur (i) any withdrawal liabilities as defined in Section 4201 of ERISA ("Withdrawal Liability") and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in Withdrawal Liabilities, or any liability under Section 4063, 4064, or 4243, or (ii) any outstanding liability under Title IV of ERISA with respect to any 412 Plan.

          (h) (h) Except as shown on Section 5.16 of the Schedule of Exceptions, within the last five years, neither the Borrower, any Subsidiary, nor any ERISA Affiliate has transferred any assets or liabilities of a 412 Plan subject to Title IV of ERISA which had, at the date of such transfer, an Unfunded Pension Liability or has engaged in a transaction which may reasonably be subject to Section 4212(c) or Section 4069 of ERISA.

          (i) Neither the Borrower, any Subsidiary, nor any ERISA Affiliate has engaged, directly or indirectly, in a non-exempt prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan.

          (j) Except as shown on Section 5.16 of the Schedule of Exceptions, neither the Borrower, any Subsidiary, nor any ERISA Affiliate has any unfunded liability with respect to any non-tax qualified deferred compensation plan.

          (k) The Lender will not have (i) an obligation to make contribution(s) to any multiemployer plan (as defined in Section 3(37) of ERISA), or (ii) any Withdrawal Liability (whether imposed and not yet paid or calculated assuming a complete or partial withdrawal of the Borrower, any Subsidiary, or any ERISA Affiliate as of such date not yet imposed) which it would not have had it not entered into the transactions described in this Agreement.

          (l) Except as shown on Section 5.16 of the Schedule of Exceptions, during the last two years there have been no amendments to any Plan, no written interpretation or announcement (whether or not written) by the Borrower, any Subsidiary, or any ERISA Affiliate relating to any Plan, there have been and are no negotiations, demands, or proposals which are pending that concern any Plan, nor has any Plan been established, which resulted in or could result in a material increase in (i) the accrued or promised benefits of any employees of the Borrower, or any

Subsidiary, or any ERISA Affiliate and (ii) any material increase in the level of expense incurred in respect thereof.

          (m) There has been no "Reportable Event" with respect to any 412 Plan subject to Title IV of ERISA within the last five years.

          (n) Neither the Borrower, any Subsidiary, nor any ERISA Affiliate sponsors, maintains or has obligations, direct, contingent or otherwise, with respect to any Plan that is subject to the laws of any country other than the United States.

          (o) No ERISA Affiliate maintains an employee stock ownership plan or other plan holding securities of the Borrower, any Subsidiary, or any ERISA Affiliate.

          (p) Each Plan that provides welfare benefits has been operated in compliance with all requirements of Sections 601 through 608 of ERISA and either (i) Section 162(i)(2) and (k) of the Code and regulations thereunder (prior to 1989) or (ii) Section 4980B of the Code and regulations thereunder after 1988, relating to the continuation of coverage under certain circumstances in which coverage would otherwise cease. Neither the Borrower, any Subsidiary, nor any ERISA Affiliate has contributed to a nonconforming group health plan (as defined under Code Section 5000(c) and no ERISA Affiliate has incurred a tax under Section 5000(a) of the Code which could become a liability of the Borrower, any Subsidiary, or any ERISA Affiliate. Except as shown on Section 5.16 of the Schedule of Exceptions or in the Selected Reports, the Borrower, any Subsidiary, or any ERISA Affiliate does not and has not maintained, sponsored or provided post-retirement medical benefits, post-retirement death benefits or other post-retirement welfare benefits to its current employees or former employees except as required by Section 4980B of the Code and at the sole expense of the participant or the beneficiary of the participant. The Borrower has complied in all respects with all requirements of the Health Insurance Portability and Accountability Act of 1996 with respect to each Plan that provides welfare benefits.

          (q) Except as shown on Section 5.16 of the Schedule of Exceptions, the Borrower, its Subsidiaries, and its ERISA Affiliates has funded or will fund each Plan in accordance with the terms of such Plan through the Closing Date, including the payment of applicable premiums on any insurance contract funding a Plan, for coverage provided through the Closing Date.

          (r) No Plan has been amended since the date of its most recent IRS determination letter which would materially increase its cost and no Plan has been amended in a manner that would require security to be provided in accordance with Section 401(a)(29) of the Code.

          (s)  Each Plan that is intended to be a tax qualified Plan under
Section 401(a) of the Code ("Tax Qualified Plan") has been determined by the IRS to qualify under Section 401 of the Code, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the Code, and to the best knowledge of the Borrower, its Subsidiaries, and its ERISA Affiliates nothing has occurred, including the adoption of or failure to adopt any Plan amendment, which would adversely affect its qualification or tax-exempt status.

          (t) Except as disclosed on Section 5.16 of the Schedule of Exceptions, no employee or former employee of the Borrower, any Subsidiary, or any ERISA Affiliate will become entitled to any bonus, retirement, severance, job security or similar benefit, or any enhancement to any such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated under this Agreement and no agreement (whether oral or written) of the employer, with respect to a current or former employee, provides for the payment of any amounts which would fail to be deductible for federal income tax purposes by reason of Section 280G of the Code.

     5.17 Disclosure. The information heretofore provided and to be provided pursuant to this Loan Agreement, including the Schedules of Exceptions and the Exhibits hereto, and each of the agreements, documents, certificates and writings previously delivered to the Lender or its representatives, do not and will not contain any untrue statement of a material fact and do not and will not omit to state a material fact required to be stated herein or therein or necessary in order to make the statements and writings contained herein and therein not false or misleading in the light of the circumstances under which they were made. To the knowledge of the Borrower, there is no fact which materially adversely affects the business, prospects or condition (financial or otherwise) of the Borrower which has not been set forth herein.

6.   PAYMENT OF EXISTING DEBENTURES; CHANGE OF CONTROL.

     6.1 No Optional Prepayment of Existing Debentures. Borrower may not, at any time prior to the repayment of the Loan and the satisfaction in full of the Obligations, prepay any Existing Debenture in whole or in part without the prior written consent of Lender.

     6.2 Interest Payments on Existing Debentures. Notwithstanding the foregoing Section 6.1, so long as no Event of Default shall have occurred and be continuing under this Loan Agreement, the Borrower may pay to the Existing Holders regularly scheduled payments in respect of the Existing Debentures; provided, however, that the value of the aggregate amount of payments which may be made to and accepted by the Existing Holders shall not exceed Six Hundred Twenty Five Thousand Dollars ($625,000.00) on any Interest Payment Date (as such term is defined in the Existing Debentures); and provided, further, however, that the holders of the Existing Debentures listed on Schedule I attached hereto shall have agreed that, on each Interest Payment Date while any Obligations are outstanding, such holders shall receive such payments in the capital stock and/or like debenture instruments of Borrower and not in cash or cash equivalents.

     6.3 Change of Control. Upon the occurrence of a Change of Control, Borrower hereby agrees that it shall satisfy the Obligations prior to consummating any Change of Control Offer with any holder of the Existing Debentures, and shall deliver a copy of any communication with any holder of an Existing Debenture in connection with a Change of Control Offer to Lender concurrently with the delivery thereof to such holder.

7. AFFIRMATIVE COVENANTS. The Borrower hereby covenants and agrees, so long as any Obligations remain outstanding, as follows:

     7.1 Maintenance of Corporate Existence, Properties and Leases; Taxes; Insurance.

          (a) The Borrower shall, and shall cause the Guarantors to, maintain in full force and effect its corporate existence, rights and franchises and all material terms of licenses and other rights to use licenses, trademarks, trade names, service marks, copyrights, patents or processes owned or possessed by it and necessary to the conduct of its business.

          (b) The Borrower shall, and shall cause the Guarantors to, keep each of its properties necessary to the conduct of its business in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto; and the Borrower shall, and shall cause the Guarantors to, at all times comply with each material provision of all leases to which it is a party or under which it occupies property.

          (c) The Borrower shall, and shall cause the Guarantors to, promptly pay and discharge, or cause to be paid and discharged when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, assets, property or business of the Borrower and the Guarantors, and all claims or indebtedness (including, without limitation, claims or demands of workmen, materialmen, vendors, suppliers, mechanics, carriers, warehousemen and landlords) which, if unpaid might become a lien upon the assets or property of the Borrower or a Guarantor; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall be contested timely and in good faith by appropriate proceedings, if the Borrower or Guarantor shall have set aside on its books adequate reserves with respect thereto, and the failure to pay shall not be prejudicial in any material respect to the Lender; and provided, further, that the Borrower or Guarantor will pay or cause to be paid any such tax, assessment, charge or levy forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor. The Borrower shall, and shall cause the Guarantors to, pay or cause to be paid all other indebtedness incident to the operations of the Borrower or the Guarantors.

          (d) The Borrower shall, and shall cause the Guarantors to, keep their respective assets which are of an insurable character insured by financially sound and reputable insurers against loss or damage by theft, fire, explosion and other risks customarily insured against by companies in the lines of business of the Borrower and the Guarantors, in amounts sufficient to prevent the Borrower or the Guarantors from becoming a co-insurer of the property insured; and the Borrower shall, and shall cause the Guarantors to, maintain, with financially sound and reputable insurers, insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated or as may be required by law, including, without limitation, general liability, fire and business interruption insurance, and product liability insurance as may be required pursuant to any license agreement to which the Borrower or Guarantors are a party or by which any of them are bound.

     7.2 Basic Financial Information. The Borrower shall furnish the following reports to the Lender so long as the Obligations are outstanding:

          (a) within thirty (30) days after the end of each of the twelve (12) monthly accounting periods in each fiscal year (or when furnished to the Borrower's Board of Directors, if earlier), unaudited consolidated statements of income and retained earnings and cash flows of the Borrower and its Subsidiaries for each monthly period and for the period from the beginning of such fiscal year to the end of such monthly period, together with consolidated balance sheets of the Borrower and its Subsidiaries as at the end of each monthly period, setting forth in each case comparisons to budget and to corresponding periods in the preceding fiscal year, which statements will be prepared in accordance with GAAP, consistently applied;

          (b) within ninety (90) days after the end of each fiscal year, consolidated statements of income and retained earnings and cash flows of the Borrower and its Subsidiaries for the period from the beginning of each fiscal year to the end of such fiscal year, and consolidated balance sheets as at the end of such fiscal year, setting forth in each case in comparative form corresponding figures for the preceding fiscal year, which statements will be prepared in accordance with GAAP, consistently applied (except as approved by the accounting firm examining such statements and disclosed by the Borrower), and will be accompanied by:

               (i) an unqualified report of the Borrower's independent certified public accounting firm; for purposes of this Section, a report on the consolidated financial statements of the Borrower and its Subsidiaries disclosing a "going concern" paragraph shall not be considered "unqualified";

               (ii) a report from such accounting firm, addressed to the Lender, stating that in making the audit necessary to express their opinion on such financial statements, nothing has come to their attention which would lead them to believe that the Borrower is not in compliance with all the financial covenants contained in, or an event of default has occurred with respect to, any material agreements to which the Borrower or its Subsidiaries is a party or by which it is bound, including, without limitation, this Loan Agreement (an "Event of Noncompliance") or, if such accountants have reason to believe that any Event of Noncompliance has occurred, a letter specifying the nature thereof; and

               (iii) the management letter of such accounting firm;

          (c) within forty-five (45) days after the end of each quarterly accounting period in each fiscal year, a certificate of the Chief Financial Officer of the Borrower stating that the Borrower is in compliance with the terms of this Loan Agreement and any other material contract or commitment to which the Borrower or any of its Subsidiaries is a party or by which any of them is bound, or, if the Borrower or any of its Subsidiaries is not in compliance, specifying the nature and period of noncompliance, and what actions the Borrower or such Subsidiary has taken and/or proposes to take with respect thereto. Notwithstanding the foregoing, the certificate delivered at the end of each fiscal year of the Borrower shall be signed by both the Chief Executive Officer and the Chief Financial Officer of the Borrower and shall be delivered within ninety (90) days after the end of the fiscal year;

          (d) promptly upon receipt thereof, any additional reports or other detailed information concerning significant aspects of the operations and condition, financial or otherwise, of the Borrower and its Subsidiaries, given to the Borrower by its independent accountants;

          (e) at least thirty (30) days prior to the end of each fiscal year, a detailed annual operating budget and business plan for the Borrower and its Subsidiaries for the succeeding twelve-month period. Such budgets shall be prepared on a monthly basis, displaying consolidated statements of anticipated income and retained earnings, consolidated statements of anticipated cash flow and projected consolidated balance sheets, setting forth in each case the assumptions (which assumptions and projections shall represent and be based upon the good faith judgment in respect thereof of the chief executive officer of the Borrower) behind the projections contained in such financial statements, and which budgets shall have been approved by the Board of Directors of the Borrower prior to the beginning of each twelve-month period for which such budget shall have been prepared and, promptly upon preparation thereof, any other budgets that the Borrower may prepare and any revisions of such annual or other budgets;

          (f) within ten (10) days after transmission or receipt thereof, copies of all financial statements, proxy statements and reports which the Borrower sends to its stockholders or directors, and copies of all registration statements and all regular, special or periodic reports which it or any of its officers or directors files with the Commission, the American Stock Exchange (the "AMEX") or with any other securities exchange on which any of the securities of the Borrower are then listed or proposed to be listed, copies of all press releases and other statements made generally available by the Borrower to the public concerning material developments in the business of the Borrower and its Subsidiaries and copies of material communications sent to or received from stockholders, directors or committees of the Board of Directors of the Borrower or any of its Subsidiaries and copies of all material communications sent to and received from the Existing Holders or any other lender to the Borrower; and

          (g) with reasonable promptness such other information and financial data concerning the Borrower as any person entitled to receive materials under this Section 7.2 may reasonably request.

     7.3 Notice of Adverse Change. The Borrower shall promptly give notice to the Lender (but in any event within seven (7) days) after becoming aware of the existence of any condition or event which constitutes, or the occurrence of, any of the following:

          (a)  any Event of Noncompliance;

          (b)  any other Event of Default;

          (c) the institution or threatening of institution of an action, suit or proceeding against the Borrower or any Subsidiary before any court, administrative agency or arbitrator, including, without limitation, any action of a foreign government or instrumentality, which, if adversely decided, could materially adversely affect the business, prospects, properties, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole whether or not arising in the ordinary course of business;

          (d) any information relating to the Borrower or any Subsidiary which could reasonably be expected to materially and adversely affect the assets, property, business or condition (financial or otherwise) of the Borrower or its ability to perform the terms of this Agreement; or

          (e) any failure by the Borrower or its Subsidiaries to comply with the provisions of Section 7.4(b) below.

Any notice given under this Section 7.3 shall specify the nature and period of existence of the condition, event, information, development or circumstance, the anticipated effect thereof and what actions the Borrower has taken and/or proposes to take with respect thereto; or

     7.4 Compliance With Agreements; Compliance With Laws. The Borrower shall comply and cause its Subsidiaries:

          (a) to comply with the terms and conditions of all material agreements, commitments or instruments to which the Borrower or any of its Subsidiaries is a party or by which it or they may be bound; and

          (b) to comply in all material respects with any material laws, ordinances, rules and regulations of any foreign, federal, state or local government or any agency thereof, or any writ, order or decree, and conform to all valid requirements of governmental authorities relating to the conduct of their respective businesses, properties or assets, including, but not limited to, (i) that certain Agreed Order, approved and adopted by the Indiana Department of Environmental Management on December 27, 1999, with respect to Houba's Culver, Indiana real property, and (ii) the requirements of the FDA Act, the Federal Food, Drug, and Cosmetic Act, the CSA, ERISA, Environmental Laws, the Occupational Safety and Health Act, the Foreign Corrupt Practices Act and the rules and regulations of each of the agencies administering such acts.

     7.5 Protection of Licenses, etc. The Borrower shall, and shall cause its Subsidiaries to, maintain, defend and protect to the best of their ability licenses and sublicenses (and to the extent the Borrower or a Subsidiary is a licensee or sublicensee under any license or sublicense, as permitted by the license or sublicense agreement), trademarks, trade names, service marks, patents and applications therefor and other proprietary information owned or used by it or them and shall keep duplicate copies of any licenses, trademarks, service marks or patents owned or used by it, if any, at a secure place selected by the Borrower.

     7.6  Accounts and Records; Inspections.

          (a) The Borrower shall keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to the business and affairs of the Borrower and its Subsidiaries in accordance with GAAP applied on a consistent basis.

          (b) Subject to Section 12.12, the Borrower shall permit the Lender or its officers, employees or representatives during regular business hours of the Borrower, upon reasonable notice and as often as the Lender may reasonably request, to visit and inspect the offices and properties of the Borrower and its Subsidiaries and (i) to make extracts or copies of the books, accounts and records of the Borrower or its Subsidiaries, and (ii) to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries, with the Borrower's (or Subsidiary's) directors and officers, its independent public accountants, consultants and attorneys.

          (c) Nothing contained in this Section 7.6 shall be construed to limit any rights which the Lender may have or acquire with respect to the books and records of the Borrower and its Subsidiaries, to inspect its properties or to discuss its affairs, finances and accounts.

     7.7 Independent Accountants. The Borrower will retain a firm of independent certified public accountants reasonably acceptable to the Lender (an "Approved Accounting Firm") to audit the Borrower's financial statements at the end of each fiscal year. In the event the services of the Approved Accounting Firm or any firm of independent public accountants hereafter employed by the Borrower are terminated, the Borrower will promptly thereafter request the firm of independent public accountants whose services are terminated to deliver to the Lender a letter of such firm setting forth its understanding as to the reasons for the termination of their services and whether there were, during the two most recent fiscal years or such shorter period during which said firm had been retained by the Borrower any disagreements between them and the Borrower on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. In its notice, the Borrower shall state whether the change of accountants was recommended or approved by the Board of Directors or any committee thereof. In the event of such termination, the Borrower will promptly thereafter engage another Approved Accounting Firm.

     7.8 Board Meetings; Observer Rights.. The Borrower agrees to hold meetings of its Board of Directors at least four (4) times a year, at no more than three-month intervals. The Lender shall have the right, at all times so long as the Obligations are outstanding, to designate one person to attend all meetings of the Board of Directors or committees thereof as an observer; and Borrower shall deliver to Lender all written materials provided to the members of its Board of Directors or committees thereof, concurrently with the delivery of such materials to such members, provided, however, that the Borrower may exclude Lender from any bona fide discussions, and shall not be obligated to provide materials (i) regarding the relationship between Lender and Borrower under this Loan Agreement and the various agreements between Borrower and Lender contemplated hereby and (ii) which are communications between Borrower and its attorneys of a type which would be considered subject to attorney-client privilege.

     7.9 Maintenance of Office. The Borrower will maintain its principal office at the address of the Borrower set forth in Section 12.7 of this Loan Agreement where notices, presentments and demands in respect of any of the Loan Documents may be made upon the Borrower, until such time as the Borrower shall notify the Lender in writing, at least thirty (30) days prior thereto, of any change of location of such office.

     7.10 Use of Proceeds. The Borrower shall use all the Loan proceeds only as provided in Section 7.10 to the Schedule of Exceptions.

     7.11 Payment of Note; Prepayment. The Borrower shall pay the principal of and interest on the Loan in the time, the manner and the form provided in the Note. The Borrower may, upon at least three Business Days' prior written notice to Lender, prepay the Note, in whole or in part, along with accrued, unpaid interest to the date of such prepayment on the amount repaid.

     7.12 Reporting Requirements. The Borrower shall comply with its reporting and filing obligations pursuant to Section 13 or 15(d) of the Exchange Act. The Borrower shall provide copies of such reports, including, without limitation, reports on Form 10-K, 10-Q, 8-K and Schedule 14A promulgated under the Exchange Act, or substantially the same information required to be contained in any successor form, to the Lender promptly upon filing with the Commission.

     7.13 Further Assurances. From time to time the Borrower shall execute and deliver to the Lender and the Lender shall execute and deliver to the Borrower such other instruments, certificates, agreements and documents and take such other action and do all other things as may be reasonably requested by the other party in order to implement or effectuate the terms and provisions of this Loan Agreement and any of the Loan Documents.

     7.14 Default Notices. Borrower shall deliver to Lender copies of any Default Notice it receives in connection with the Existing Debentures.

     7.15 Immaterial Subsidiaries. So long as any Obligations are outstanding, Borrower shall not permit any of the Immaterial Subsidiaries to commence any business operations of a type or scope not currently conducted by them, nor permit any Immaterial Subsidiary to acquire any rights or property not currently owned by it.

8. NEGATIVE COVENANTS. The Borrower hereby covenants and agrees, so long as any Obligations are outstanding, it will not (and not allow any of its Subsidiaries to), directly or indirectly, without the prior written consent of the Lender, as follows:

     8.1 Payment of Dividends; Stock Purchase. Declare or pay any cash dividends on, or make any distribution to the holders of, any shares of capital stock of the Borrower, other than dividends or distributions payable in such capital stock, or purchase, redeem or otherwise acquire or retire for value any shares of capital stock of the Borrower or warrants or rights to acquire such capital stock.

     8.2 Stay, Extension and Usury Laws. At any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereinafter in force, which may affect the covenants or the performance of the Loan Documents, the Borrower hereby expressly waiving all benefit or advantage of any such law, or by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Lender but will suffer and permit the execution of every such power as though no such law had been enacted.

     8.3 Liens. Except as otherwise provided in this Loan Agreement, create, incur, assume or permit to exist any mortgage, pledge, lien, security interest or encumbrance on any part of its properties or assets, or on any interest it may have therein, now owned or hereafter acquired, nor acquire or agree to acquire property or assets under any conditional sale agreement or title retention contract, except that the foregoing restrictions shall not apply to:

          (a) liens for taxes, assessments and other governmental charges, if payment thereof shall not at the time be required to be made, and provided such reserve as shall be required by GAAP consistently applied shall have been made therefor;

          (b) liens of workmen, materialmen, vendors, suppliers, mechanics, carriers, warehouseman and landlords or other like liens, incurred in the ordinary course of business for sums not then due or being contested in good faith, if an adverse decision in which contest would not materially affect the business of the Borrower;

          (c) liens securing indebtedness of the Borrower or any Subsidiaries which is in an aggregate principal amount not exceeding $500,000, and which liens are subordinate to liens on the same assets held by the Lender;

          (d) statutory liens of landlords, statutory liens of banks and rights of set-off, and other liens imposed by law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

          (e) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (f) any attachment or judgment lien not constituting an Event of Default;

          (g) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

          (h) any (i) interest or title of a lessor or sublessor under any lease, (ii) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (ii), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

          (i) liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

          (k) liens securing obligations (other than obligations representing debt for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and its Subsidiaries;

          (l) the liens securing the Borrower's and the Guarantor's obligations under the Existing Debentures, which liens are subordinate to liens on the same assets held by the Lender;

          (m) the liens listed in Section 8.3 of the Schedule of Exceptions ("Permitted Liens"); and

          (n) the replacement, extension or renewal of any lien permitted by this Section 8.3 upon or in the same property theretofore subject or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the indebtedness secured thereby.

     8.4 Indebtedness. Create, incur, assume, suffer, permit to exist, or guarantee, directly or indirectly, any indebtedness, excluding, however, from the operation of the covenant:

          (a) any indebtedness or the incurring, creating or assumption of any indebtedness secured by liens permitted by the provisions of Section 8.3(c) above;

          (b) the endorsement of instruments for the purpose of deposit or collection in the ordinary course of business;

          (c) indebtedness which may, from time to time be incurred or guaranteed by the Borrower which in the aggregate principal amount does not exceed $500,000 and is subordinate to the indebtedness under this Agreement;

          (d)  indebtedness existing on the date hereof and described in
Section 8.4 of the Schedule of Exceptions;

          (e) indebtedness relating to contingent obligations of the Borrower and its Subsidiaries under guaranties in the ordinary course of business of the obligations of suppliers, customers, and licensees of the Borrower and its Subsidiaries;

          (f) indebtedness relating to loans from the Borrower to its Subsidiaries;

          (g) indebtedness relating to capital leases in an amount not to exceed $500,000;

          (h)  indebtedness under the Existing Debentures;

          (i) accounts or notes payable arising out of the purchase of merchandise or services in the ordinary course of business; or

          (j) indebtedness (if any) expressly permitted by, and in accordance with, the terms and conditions of this Loan Agreement.

For purposes hereof, the term "indebtedness" shall mean and include (A) all items which would be included on the liability side of a balance sheet of the Borrower (or a Subsidiary) as of the date on which indebtedness is to be determined, excluding capital stock, surplus, capital and earned surplus reserves, which, in effect, were appropriations of surplus or offsets to asset values (other than reserves in respect of obligations, the amount, applicability or validity of which is, at such date, being contested by such corporation), deferred credits of amounts representing capitalization of leases; (B) the full amount of all indebtedness of others guaranteed or endorsed (otherwise than for the purpose of collection) by the Borrower (or Subsidiary) for which the Borrower (or Subsidiary) is obligated, contingently or otherwise, to purchase or otherwise acquire, or for the payment or purchase of which the Borrower (or Subsidiary) has agreed, contingently or otherwise, to advance or supply funds, or with respect to which the Borrower (or Subsidiary) is contingently liable, including, without limitation, indebtedness for borrowed money and indebtedness guaranteed or supported indirectly by the Borrower (or Subsidiary) through an agreement, contingent or otherwise (1) to purchase the indebtedness, or (2) to purchase, sell, transport or lease (as lessee or lessor) property, or to purchase or sell services at prices or in amounts designed to enable the debtor to make payment of the indebtedness or to assure the owner of the indebtedness against loss, or (3) to supply funds to or in any other manner invest in the debtor; and (C) indebtedness secured by any mortgage, pledge, security interest or lien whether or not the indebtedness secured thereby shall have been assumed; provided, however, that such term shall not mean and include any indebtedness (x) in respect to which monies sufficient to pay and discharge the same in full shall have been deposited with a depositary, agency or trustee in trust for the payment thereof, or (y) as to which the Borrower (or Subsidiary) is in good faith contesting, provided that an adequate reserve therefor has been set up on the books of the Borrower (or Subsidiary).

     8.5 Merger, Consolidation, etc. Merge or consolidate with any person (except that the Borrower may merge with any wholly-owned Subsidiary so long as the Borrower is the surviving corporation in such merger), or sell, transfer, lease or otherwise dispose of 10% or more of its consolidated assets (as shown on the most recent financial statements of the Borrower or the Subsidiary, as the case may be) in any single transaction or series of related transactions (other than the sale of inventory in the ordinary course of business), or liquidate, dissolve, recapitalize or reorganize in any form of transaction, or acquire all or substantially all of the capital stock or assets of another business or entity.

     8.6 Amendment of Charter Documents. Make any amendment to the Certificate of Incorporation as heretofore amended, or By-Laws, as heretofore amended, of the Borrower or the Certificate of Incorporation or By-Laws of either Guarantor, which amendment would interfere in any material respect with the payment by Borrower, or guaranty by the Guarantors, of the Obligations or the performance by Borrower or the Guarantors of their respective obligations under the Loan Documents or the Product Agreements.

     8.7 Loans and Advances. Except for loans and advances outstanding as of the Closing Date and set forth in Section 8.7 of the Schedule of Exceptions, directly or indirectly, make any advance or loan to, or guarantee any obligation of, any person, firm or entity, except for (i) loans to employees of the Borrower not in excess of $25,000 to any one employee or $100,000 in the aggregate where such loan(s) are necessary under exigent circumstances of such employee(s) as determined by the Board of Directors, or (ii) intercompany loans or advances and those provided for in this Loan Agreement.

     8.8 Intercompany Transfers; Transactions With Affiliates; Diversion of Corporate Opportunities.

          (a) Make any intercompany transfers of monies or other assets in any single transaction or series of transactions, except as otherwise permitted in this Loan Agreement.

          (b) Engage in any transaction with any of the officers, directors, employees or affiliates of the Borrower or of its Subsidiaries, except on terms no less favorable to the Borrower or the Subsidiary as could be obtained at Arm's Length (as hereinafter defined).

          (c) Divert (or permit anyone to divert) any business or opportunity of the Borrower or Subsidiary to any other corporate or business entity.

     8.9 Personal Expenses. Except as set forth in Section 8.9 of the Schedule of Exceptions, permit any person to charge to the Borrower (or any of its Subsidiaries) any expense not directly related to the business of the Borrower (or Subsidiary), including, without limitation, expenses for country and health club membership fees and expenses, and personal travel and entertainment expenses, or reimburse such person for any such expense.

     8.10 Other Business. Enter into or engage, directly or indirectly, in any business other than the business currently conducted or proposed to be conducted by the Borrower or any Subsidiary.

     8.11 Investments. Make any investments in, or purchase any stock, option, warrant, or other security or evidence of indebtedness of, any person or entity (exclusive of any Subsidiary), other than obligations of the United States Government or certificates of deposit or other instruments maturing within one year from the date of purchase from financial institutions with capital in excess of $100 million.

     8.12 Employee Benefit Plans and Compensation. Except as contemplated by this Loan Agreement:

          (a) enter into any agreement to provide for or otherwise establish any written or unwritten employee benefit plan, program or other arrangement of any kind, covering current or former employees of the Borrower or its Subsidiaries except for (i) any such plan, program or arrangement expressly permitted under an agreement listed in Section 8.12 of the Schedule of Exceptions, and (ii) any such plan, program or arrangement which a company similar to the Borrower in size and financial condition, and which is engaged in a business substantially similar to the business of the Borrower and its Subsidiaries, would establish or implement for the benefit of its employees in the ordinary course of business; provided, however, that no such plan, program or arrangement may be established or implemented if such action would have a material affect on the terms of employment of the employees of the Borrower or its Subsidiaries, or

          (b) provide for or agree to any material increase in any benefit provided to current or former employees of the Borrower or its Subsidiaries over that which is provided to such individuals pursuant to a plan or arrangement disclosed in Section 5.16 of the Schedule of Exceptions as of the Closing Date. For purpose of this Section, a "material increase" shall not include any cost of living increase or similar regular increase agreed to pursuant to the Collective Bargaining Agreement between the Borrower and the Drug, Chemical, Cosmetic, Plastics and Affiliated Industries Warehouse Employees Local 815, International Brotherhood of Teamsters.

          (c) provide for or agree to any increase in the annual compensation of any of the employees of the Borrower or its Subsidiaries, except for (i) annual salary increases not to exceed a ten percent (10%) increase over such employee's annual salary compensation on the date hereof, and (ii) normal and customary annual bonuses to employees not to exceed an aggregate Three Hundred Fifty Thousand Dollars ($350,000) in any fiscal year.

     8.13 Capital Expenditures. Other than for a capital expenditure contained in any budget approved by the Board of Directors, or capital expenditures not contained in any such budget, but which do not exceed $250,000 in the aggregate during any fiscal year of the Borrower, make or commit to make any capital expenditures.

     8.14 Arm's Length Transactions. Enter into any transaction, contract or commitment or take any action other than at Arm's Length. For purposes hereof the term "Arm's Length" means a transaction or negotiation in which each party is completely independent of the other, seeks to obtain terms which are most favorable to it and has no economic or other interest in making concessions to the other party.

9.   EVENTS OF DEFAULT

     9.1 Events of Default. The occurrence of any of the following events (an "Event of Default") shall be deemed an event of default hereunder.

          (a) if the Borrower shall default in the payment of (i) any part of the principal of the Loan, when the same shall become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise; or (ii) the interest on the Loan; when the same shall become due and payable or within two (2) Business Days thereafter;

          (b) if the Borrower shall default in the performance of any of the covenants contained herein and such default shall have continued without cure for fifteen (15) days after written notice thereof (a "Default Notice") is given to the Borrower with respect to such covenant by the Lender;

          (c) if the Borrower shall default in the performance of any other material agreement or covenant contained in the Loan Documents and such default shall not have been remedied to the satisfaction of the Lender within thirty-five (35) days after a Default Notice shall have been given to the Borrower;

          (d) if any representation or warranty made in this Loan Agreement or in or any certificate delivered pursuant hereto shall prove to have been incorrect in any material respect when made;

          (e) if any default shall occur under any indenture, mortgage, agreement, instrument or commitment evidencing or under which there is at the time outstanding any indebtedness of the Borrower or a Subsidiary, in excess of $100,000, or which results in such indebtedness, in an aggregate amount (with other defaulted indebtedness) in excess of $250,000 becoming due and payable prior to its due date and if such indenture or instrument so requires, the holder or holders thereof (or a trustee on their behalf) shall have declared such indebtedness due and payable;

          (f) if any of the Borrower or its Subsidiaries shall default in the observance or performance of any material term or provision of:

               (i)  any of the Product Agreements; or

               (ii) an agreement to which it is a party or by which it is bound which default will have a material adverse effect on the Borrower and its Subsidiaries, taken as a whole;

and such default is not waived or cured within the applicable grace period;

          (g) if a final judgment which, either alone or together with other outstanding final judgments against the Borrower and its Subsidiaries, exceeds an aggregate of $250,000 shall be rendered against the Borrower or any Subsidiary and such judgment shall have continued undischarged or unstayed for thirty-five (35) days after entry thereof;

          (h) if the Borrower or any Subsidiary shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts; or if the Borrower or any Subsidiary shall suffer a receiver or trustee for it or substantially all of its assets to be appointed, and, if appointed without its consent, not to be discharged or stayed within ninety (90) days; or if the Borrower or any Subsidiary shall suffer proceedings under any law relating to bankruptcy, insolvency or the reorganization or relief of debtors to be instituted by or against it, and, if contested by it, not to be dismissed or stayed within ninety (90) days; or if the Borrower or any Subsidiary shall suffer any writ of attachment or execution or any similar process to be issued or levied against it or any significant part of its property which is not released, stayed, bonded or vacated within ninety (90) days after its issue or levy; or if the Borrower or any Subsidiary takes corporate action in furtherance of any of the aforesaid purposes or conditions; or

          (i) if any Event of Default shall occur and be continuing under the terms of the Existing Debentures, and the Majority Holders (as defined in the Existing Debentures) shall have declared such indebtedness due and payable.

     9.2  Remedies.

          (a) Upon the occurrence of an Event of Default, Lender may, at any time, unless all defaults shall theretofore have been remedied, at its option, by written notice or notices to Borrower (i) declare the Loan to be due and payable, whereupon the same shall forthwith mature and become due and payable, together with interest accrued thereon, without presentment, demand, protest or notice, all of which are hereby waived; and (ii) declare any other amounts payable to Lender under the Loan Documents or as contemplated hereby due and payable.

          (b)  Upon the occurrence of any of the Events of Default described in
Section 9.1(h) above, then, automatically and whether or not notice is given,
(i) the Loan shall become immediately due and payable, together with interest accrued thereon, without presentment, demand, protest or notice, all of which are hereby waived; and (ii) any other amounts payable to Lender under the Loan Documents or as contemplated hereby shall become immediately due and payable.

          (c) Notwithstanding anything contained in Section 9.2(a), in the event that at any time after the principal of the Loan shall so become due and payable and prior to the date of maturity stated in the Note, and all arrears of principal of and interest on the Loan (with interest at the rate specified in the Note on any overdue principal and, to the extent legally enforceable, on any interest overdue) shall be paid by or for the account of Borrower, then Lender, by written notice or notices to Borrower, may (but shall not be obligated to) waive such Event of Default and its consequences and rescind or annul such declaration, but no such waiver shall extend to or affect any subsequent Event of Default or impair any right resulting therefrom.

          9.3 Enforcement. In case any one or more Events of Default shall occur and be continuing, Lender may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in the Note or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law. In case of a default in the payment of any principal of or interest on the Loan, Borrower will pay to Lender such further amount as shall be sufficient to cover the cost and the expenses of collection, including, without limitation, reasonable attorneys' fees, expenses and disbursements. No course of dealing and no delay on the part of Lender in exercising any rights shall operate as a waiver thereof or otherwise prejudice Lender's rights. No right conferred hereby or by the Note upon Lender shall be exclusive of any other right referred to herein or therein or now available at law in equity, by statute or otherwise.

10. AMENDMENT AND WAIVER. This Agreement may not be amended, discharged or terminated (or any provision hereof waived) without the written consent of the Borrower and Lender.

11.  INDEMNITY, ETC. The Borrower shall:

          (a) pay, and hold the Lender harmless from and against, any and all present and future stamp, excise and other similar taxes with respect to the foregoing matters and hold the Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Lender) to pay such taxes; and

     (b) indemnify the Lender, each of its Affiliates and their respective officers, directors, employees, representatives, attorneys and agents (each an "Indemnitee") from, and hold each of them harmless against, any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitee) that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, asserted against or incurred by any Indemnitee as a result of, or arising out of, or in any way related to or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (i) the execution, delivery or performance of any Loan Document (including, without limitation, any actual or proposed use by the Borrower or its Subsidiaries of the proceeds of the Loan),
(ii) any violation by the Borrower or its Subsidiaries of any applicable Environmental Law, (iii) any Environmental Claim arising out of the management, use, control, ownership or operation of property or assets by the Borrower or its Subsidiaries, including, without limitation, all on-site and off-site activities involving Materials of Environmental Concern, (iv) the breach of any environmental representation or warranty set forth in Section 5.14, (v) the grant to the Lender of any Lien in any property or assets of the Borrower or its Subsidiaries or any stock or other equity interest in the Guarantors, and
(vi) the exercise by the Lender of its rights and remedies (including, without limitation, foreclosure) under any agreements creating any such Lien (but excluding, as to any Indemnitee, any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements incurred solely by reason of the gross negligence or willful misconduct of such Indemnitee as finally determined by a court of competent jurisdiction). The Borrower's obligations under this Section shall survive the termination of this Loan Agreement and the payment of the Obligations.

12.  MISCELLANEOUS

     12.1 Definitions.

     "1998 Debenture Agreement" is defined in the Recitals.

     "1999 Debenture Agreement" is defined in the Recitals.

     "412 Plan" is defined in Section 5.16(d).

     "Affiliate" shall mean any entity which controls, is controlled by or is under common control with another entity. An entity is deemed to be in control of another entity (controlled entity) if the former owns directly or indirectly at least the lesser of (a) fifty percent (50%), or (b) the maximum percentage allowed by law in the country of the controlled entity, of the outstanding voting equity of the controlled entity.

     "Agent" shall mean Galen Partners III, L.P., in its capacity as agent for the holders of the Galen Debentures.

     "AMEX" is defined in Section 7.2(f).

     "Approved Accounting Firm" is defined in Section 7.7.

     "Arm's Length" is defined in Section 8.14.

     "Borrower" is defined in the Introduction.

     "Brooklyn Facility Lease" shall mean that certain real property lease, dated October 1994, by and between the Borrower and Atlantic Properties Company.

     "Business Day" shall mean any day other than a Saturday, Sunday or day which banks are generally closed in the State of California.

     "Change of Control" shall mean the occurrence of any of the following: (i) the consummation of any transaction the result of which is that any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than Galen, Oracle or any affiliate thereof or any group comprised of any of the foregoing, owns, directly or indirectly, thirty percent (30%) of the Common Equity of the Borrower, (ii) the Borrower consolidates with, or merges with or into, another Person (other than a direct or indirect wholly-owned Subsidiary) or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the Borrower's assets or the assets of the Borrower and its Subsidiaries taken as a whole to any person, or any person consolidates with, or merges with or into, the Borrower, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Borrower, as the case may be, is converted into or changed for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of the Borrower, as the case may be, is converted into or exchanged for Voting Stock of the surviving or transferee corporation and the beneficial owners of the Voting Stock of the Borrower immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving or transferee corporation immediately after such transaction, (iii) the Borrower, either individually or in conjunction with one or more Subsidiaries sells, assigns, conveys, transfers, leases or otherwise disposes of, or the Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of, all or substantially all of the properties and assets of the Borrower and its Subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including capital stock of the Subsidiaries, to any person (other than the Borrower or a wholly owned Subsidiary of the Borrower), or (iv) during any two (2) year period commencing subsequent to the date of this Loan Agreement, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Borrower was approved by a vote of two-thirds of the directors then still in office) who were either directors at the beginning of such period or whose election or nomination for election was previously so approved cease for any reason to constitute a majority of the Board of Directors then in office; provided, however, that a Person shall not be deemed to have ceased being a director for such purpose if such Person shall have resigned or died or if the involuntary removal of such Person was made at the direction of Persons holding a majority in principal amount of the outstanding Existing Debentures.

     "Change of Control Offer" shall mean the offer required to be made to the Existing Holders in accordance with the terms of the Existing Debentures in connection with a Change in Control transaction.

     "Closing" is defined in Section 3.

     "Closing Date" is defined in Section 3.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Commission" shall mean the United States Securities and Exchange Commission, and any successor agency.

     "Common Equity" means all capital stock of the Borrower that is generally entitled to vote on the election of directors.

     "Confidential Information" shall mean, with respect to a party, all information of any kind whatsoever (including without limitation, data, compilations, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies and techniques), and all tangible and intangible embodiments thereof of any kind whatsoever (including without limitation, apparatus, compositions, documents, drawings, machinery, patent applications, records and reports), which is disclosed by such party to the other party and is marked, identified as or otherwise acknowledged to be confidential at the time of disclosure to the other party. Notwithstanding the foregoing, Confidential Information of a party shall not include information which the other party can establish by written documentation (a) to have been publicly known prior to disclosure of such information by the disclosing party to the other party, (b) to have become publicly known, without fault on the part of the other party, subsequent to disclosure of such information by the disclosing party to the other party, (c) to have been received by the other party at any time from a source, other than the disclosing party, rightfully having possession of and the right to disclose such information, (d) to have been otherwise known by the other party prior to disclosure of such information by the disclosing party to the other party, or
(e) to have been independently developed by employees or agents of the other party without use of such information disclosed by the disclosing party to the other party.

     "Congers Facility Lease" shall mean that certain real property lease, dated March 17, 1999, by and between the Borrower and Par Pharmaceutical, Inc.

     "CSA" is defined in Section 5.9(c).

     "DEA" is defined in Section 5.9(c).

     "Default Notice" is defined in Section 9.1(b).

     "Environmental Claim" shall mean, with respect to any Person, any notice, claim, demand or similar communication (written or oral) by any other Person alleging potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned by such Person or
(ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

     "Environmental Law" shall mean all federal, state, local and foreign laws and regulations relating to pollution or protection of human health, safety or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

     "ERISA" is defined in Section 5.16(a).

     "ERISA Affiliate" is defined in Section 5.16(a).

     "Event of Default" is defined in Section 9.1.

     "Event of Noncompliance" is defined in Section 7.2(ii).

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Existing Debentures" is defined in the Recitals.

     "Existing Holders" is defined in the Recitals.

     "FDA" is defined in Section 5.9(b).

     "FDC Act" is defined in Section 5.9(b).

     "Federal Food, Drug, and Cosmetic Act" shall mean the Federal Food, Drug, and Cosmetic Act, 21 USC Sections 301 et seq.

     "Financing Statements" is defined in Section 4.7(a).

     "GAAP" is defined in Section 5.8(b).

     "Galen Debentures" is defined in the Recitals.

     "Guarantors" shall mean Halsey Pharmaceutical, Inc., a Delaware corporation, and Houba, Inc., an Indiana corporation, both wholly-owned Subsidiaries of the Borrower.

     "Houba" shall mean Houba, Inc., an Indiana corporation and a wholly-owned Subsidiary of the Borrower.

     "Immaterial Subsidiaries" is defined in Section 5.2.

     "Indemnitee" is defined in Section 11(b).

     "Intellectual Property Rights" is defined in Section 5.11(a).

     "IRS" shall mean the United States Internal Revenue Service, and any successor corporation.

     "Lender" is defined in the Introduction.

     "Loan" is defined in Section 1.1.

     "Loan Agreement" is defined in the Introduction.

     "Loan Documents" is defined in Section 2.3.

     "Materials of Environmental Concern" shall mean and include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, asbestos and radioactive materials.

     "Negotiation Agreement" is defined in the Recitals.

     "Note" is defined in Section 1.2.

     "Obligations" shall mean all obligations, liabilities and indebtedness of every kind, nature and description of the Borrower and the Guarantors from time to time owing to the Lender or any Indemnitee under or in connection with the Loan Documents, whether direct or indirect, primary or secondary, joint or several, absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and shall include, without limitation, all principal and interest on the Loan and, to the extent chargeable under any Loan Document, all charges, expenses, fees and reasonable attorney's fees.

     "Oracle Debentures" is defined in the Recitals.

     "PCB" is defined in Section 5.14(c).

     "Permitted Liens" is defined in Section 8.3.

     "Person" shall mean any individual, partnership, limited liability company, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

     "Plan" and "Plans" are defined in Section 5.16(a).

     "Product" is defined in the Recitals.

     "Product Agreements" shall mean the Purchase Agreement, the Supply Agreements and the Negotiation Agreement, and any supply agreements entered into after the date hereof pursuant to the terms as contemplated in the Negotiation Agreement, collectively. "Product Agreement" shall mean any of the Product Agreements.

     "Purchase Agreement" is defined in the Recitals.

     "Reportable Event" is defined in Section 5.16(m).

     "Schedule of Exceptions" is defined in Section 5.1.

     "Selected Reports" is defined in Section 5.1.

     "Subsidiary" is defined in Section 5.2.

     "Subordination Agreement" is defined in the Recitals.

     "Supply Agreements" is defined in the Recitals.

     "Tax Qualified Plan" is defined in Section 5.16(s).

     "Unfunded Pension Liability" is defined in Section 5.16(e).

     "Voting Agreement" mean securities of any class of capital stock of the Borrower entitling the holders thereof to vote in the election of members of the Board of Directors of the Borrower.

     "Watson Collateral Assignments" is defined in Section 2.1.

     "Watson Guaranty" is defined in Section 2.2.

     "Watson Guarantors Collateral Assignment" is defined in Section 2.3.

     "Watson Guarantors Security Agreement" is defined in Section 2.3.

     "Watson Mortgage" is defined in Section 2.3.

     "Watson Security Agreement" is defined in Section 2.1.

     "Watson Security Documents" is defined in Section 2.3.

     "Watson Stock Pledge Agreement" is defined in Section 2.1.

     "Withdrawal Liability" is defined in Section 5.16(g).

     12.2 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, the Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or any Guarantor or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all indebtedness at any time held or owing by the Lender to or for the credit or the account of the Borrower or its Subsidiaries, or any payment due Borrower from Lender under the Product Agreements, against and on account of the Obligations or under any of the other Loan Documents and all other claims of any nature or description arising out of or connected with this Loan Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

     12.3 Governing Law. This Agreement and the rights of the parties hereunder shall be governed in all respects by the laws of the State of California wherein the terms of this Loan Agreement were negotiated.

     12.4 Survival. Except as specifically provided herein, the representations, warranties, covenants and agreements made herein shall survive
(a) any investigation made by Lender, and (b) the Closing.

     12.5 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon and enforceable by and against, the successors, assigns, heirs, executors and administrators of the parties hereto.

     12.6 Entire Agreement. This Agreement and the Product Agreements (including the exhibits hereto and thereto) and the other documents delivered pursuant hereto and simultaneously herewith constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof.

     12.7 Notices. All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if delivered either personally, by fax (receipt confirmed by recipient or followed by copy sent via the other means set forth herein) or by a nationally recognized courier service marked for next Business Day delivery or sent in a sealed envelope by first class mail, postage prepaid and either registered or certified, addressed as follows.

     If to Borrower:                         If to Lender:
     ---------------                         -------------
     Halsey Drug Co., Inc.                   Chief Financial Officer
     695 No. Perryville Road                 Watson Pharmaceuticals, Inc.
     Rockford,  Illinois  61107              311 Bonnie Circle
     Fax no. (815) 399-9710                  Corona, California  92880
     Attn:    Mr. Michael Reicher            Fax no. (909) 279-8094
              Chief Executive Officer        cc:      Mr. Robert Funsten
                                                      General Counsel

or to such other address with respect to any party hereto as such party may from time to time notify (as provided above) the other party hereto. Any such notice, demand or communication shall be deemed to have been given (i) on the date of delivery, if delivered personally, (ii) on the date of facsimile transmission, receipt confirmed, (iii) one Business Day after delivery to a nationally recognized overnight courier service, if marked for next day delivery or (iv) five Business Days after the date of mailing, if mailed. Copies of any notice, demand or communication given to (x) Borrower shall be delivered to St. John & Wayne, L.L.C., Two Penn Plaza East, Newark, New Jersey, 07105-2249, fax no. (973) 491-3555, Attn.: John P. Reilly, or such other address as may be directed and (y) Lender shall be delivered to Stradling Yocca Carlson & Rauth, A Professional Corporation, 660 Newport Center Drive, Newport Beach, California, 92660, fax no. (949) 725-4100, Attn: Lawrence B. Cohn, or such other address as may be directed.

     12.8 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to Lender upon any breach or default of Borrower under this Loan Agreement shall impair any such right, power or remedy of Lender nor shall it be construed to be a waiver of any such breach or default, or an acquiescence, therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of Lender of any breach or default under this Loan Agreement, or any waiver on the part of Lender of any provisions or conditions of this Loan Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Loan Agreement or by law or otherwise afforded to Lender shall be cumulative and not alternative.

     12.9 Rights; Severability. Unless otherwise expressly provided herein, Lender's rights hereunder are several rights, not rights jointly held with any other person. In case any provision of this Loan Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     12.10 Expenses. Borrower shall bear its own expenses and legal fees incurred on its behalf with respect to the negotiation, execution and consummation of the Loan Documents and the Product Agreements, and Borrower will reimburse Lender for all of the reasonable expenses incurred by Lender with respect to the negotiation, execution and consummation of the transactions contemplated by the Loan Documents and the Product Agreements, and due diligence conducted in connection therewith, including the reasonable fees and disbursements of Lender's counsel; provided, however, that the amount of such reimbursement shall not exceed $50,000. Such reimbursement shall be paid on the Closing Date.

     12.11 Litigation. The parties each hereby waive trial by jury in any action or proceeding of any kind or nature in any court in which an action may be commenced arising out of this Loan Agreement or by reason of any other cause or dispute whatsoever between them. The parties hereto agree that the state and federal Courts which sit in the State of California and the County of Orange shall have exclusive jurisdiction to hear and determine any claims or disputes between Borrower and Lender, pertaining directly or indirectly to this Loan Agreement or to any matter arising therefrom. The parties each expressly submit and consent in advance to such jurisdiction in any action or proceeding commenced in such courts provided that such consent shall not be deemed to be a waiver of personal service of the summons and complaint, or other process or papers issued therein. The choice of forum set forth in this Section 11.9 shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Loan Agreement to enforce same in any appropriate jurisdiction. The parties each waive any objection based upon forum non conveniens and any objection to venue of any action instituted hereunder.

     12.12 Confidentiality. Lender and Borrower shall:

           (a) not disclose any Confidential Information of the other to third parties except to: (i) government authorities; or (ii) such party's Affiliates, consultants or actual or potential contract manufacturers, licensees, distributors, purchasers, joint ventures, clinical investigators or other persons having bona fide business relations with such party, in each case pursuant to a non-disclosure commitment; and

           (b) take such precautions as it normally takes with its own confidential and proprietary information to prevent disclosure to third parties of any Confidential Information (except as contemplated above);

provided, however, that no party shall be obligated to maintain confidentiality under this Section 12.12 with respect to any information that (A) at the time of disclosure is or thereafter becomes available to the general public other than by breach of this Section 12.12 by such party; (B) is obtained by such party from a third-party source who is not breaching a commitment of confidentiality to the other party to this Loan Agreement by disclosing such information to such first party; or (C) is required to be disclosed pursuant to law to protect such party's interest or in connection with any litigation, investigation or regulatory proceeding, or as otherwise required by law.

     12.13 Titles and Subtitles. The titles of the articles, sections and subsections of this Loan Agreement are for convenience of reference only and are not to be considered in construing this Loan Agreement.

     12.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     IN WITNESS WHEREOF, Borrower and Lender have caused this Loan Agreement to be duly executed by their duly authorized officers all as of the day and year first above written.

"BORROWER"                              "LENDER"

HALSEY DRUG CO., INC.                   WATSON PHARMACEUTICALS, INC.

/s/ Michael Reicher                     /s/ Robert C. Funsten
By:                                     By:
Its: Chief Executive Officer            Its: Senior Vice President

                                   SCHEDULE I

       HOLDERS OF EXISTING DEBENTURES RECEIVING IN-KIND INTEREST PAYMENTS

ORACLE STRATEGIC PARTNERS, L.P.         GALEN PARTNERS III, L.P.

GALEN EMPLOYEE FUND III, L.P.           GALEN PARTNERS INTERNATIONAL, III, L.P.

MICHAEL REICHER                         PETER CLEMENS